Contact: Robert Strickland
Pericom Semiconductor
Tel: 408 435-0800
rstrickland@pericom.com

PERICOM SEMICONDUCTOR APPOINTS
CHIEF FINANCIAL OFFICER

SAN JOSE ,   March 15, 2010 -- Pericom Semiconductor Corporation (NASDAQ: PSEM) today announced that it has  appointed Aaron Tachibana to the position of Senior Vice President, Finance, and Chief Financial Officer.  Mr. Tachibana was previously   Senior Vice President and Chief Financial Officer of Asyst Technologies, Inc.

As the company previously announced, its current chief financial officer, Angela Chen, informed the company that, for personal reasons, she would like to relocate back to Asia.  The company has decided to accommodate her request and Ms. Chen will become Senior Vice President, Finance Asia, heading the company's finance and accounting functions in Asia.

Alex Hui, CEO of Pericom said, “We are extremely pleased to have hired Aaron Tachibana. His leadership abilities, financial acumen and experience will be invaluable in his role as CFO. We are grateful for the dedicated service and valued contributions of  Angela Chen as Pericom's CFO and we look forward to the contributions that Ms. Chen can make in her new role."

Mr. Tachibana, age 49, served as Senior Vice President and Chief Financial Officer of Asyst Technologies, Inc. since August 2008.  He joined Asyst in June 2004 as Division Controller. Mr. Tachibana served with Asyst as Vice President, Finance, and Principal Accounting Officer from June 2007 to August 2008, Senior Director, FP&A and Operational Finance from January 2005 to May 2007, and Division Controller from June 2004 to December 2004. From December 2000 to June 2003, Mr. Tachibana was Vice President, Corporate Planning & Development of Allied Telesyn, Inc., a provider of networking solutions. From November 1999 to October 2000, he served as Vice President, Chief Financial Officer of TapCast, Inc., a provider of software applications and content delivery to wireless devices, and from July 1997 to October 1999, he was Vice President, Controller of TeraStor Corporation, a provider of optical recording and storage devices. Mr. Tachibana also previously held financial management positions with Maxtor Corporation and was a member of the Financial Management program at the General Electric Company. Mr. Tachibana holds a Bachelor’s degree in Business Administration — Finance, from San Jose State University.

About Pericom

Pericom Semiconductor Corporation (NASDAQ: PSEM) enables serial connectivity with complete solutions for computing, communications and consumer market segments. Pericom’s integrated circuits and SaRonix-eCera frequency control products provide the connectivity, timing and conditioning of high-speed signals required by today's electronic applications. Company headquarters are in San Jose, Calif., with design centers, sales and support offices around the globe.